Exhibit 99.1

Contact: L3 Technologies
Corporate Communications
212-697-1111

For Immediate Release

L3 Completes Sale of Vertex Aerospace Businesses

NEW YORK, Jul. 3, 2018 – L3 Technologies (NYSE:LLL) announced today that on June 29, 2018 it completed the previously announced sale of its Vertex Aerospace businesses to American Industrial Partners for $540 million in cash, subject to customary adjustments. The sale included the Crestview Aerospace and TCS business units, which were part of L3’s Aerospace Systems business segment. Vertex Aerospace provides aviation logistics services, supply chain management, and maintenance, repair and overhaul services. Crestview Aerospace provides select rotary aircraft component fabrication and assembly, and TCS provides select engineering services and logistics support.

“The sale of Vertex is another positive step that will enable us to reshape and align our portfolio with customers’ priorities,” said Christopher E. Kubasik, L3’s Chairman, Chief Executive Officer and President. “We will use the proceeds from the sale to continue our strategy of investing in businesses that position our company for growth.”

Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2017 sales of $9.6 billion.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.